UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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AMERICAN EAGLE OUTFITTERS, INC.

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PRO XY R E P O R T 2 0 1 8

WE ARE AMERICAN EAGLE We make jeans for every body. We stand for individuality, freedom, and difference. And we believe in the ones who reveal their true selves to the world. Our brand celebrates those who won’t be contained by someone else’s labels. Real individuals with passion and purpose. We want to help them share their true selves with the world – their style, their creativity, their stories, their strengths. Take what we make & make it yours. #AEXME We are committed to making all girls feel good about their real selves. We have been making intimates, apparel, activewear and swimwear for more than 10 years and have grown into a body-positive movement that has changed the industry. Our collections are made by girls for girls and all aspects of their REAL lives.    #AerieREAL is more than no retouching. It’s about body positivity. It’s about empowerment. It’s about loving your real self from the inside out. Let the real you shine.™

Dear Fellow Stockholders:

Fiscal 2017 was a year of significant progress. Our achievements included record revenues of approximately $3.8 billion—rising 5% over the previous year—and our third straight year of positive comparable sales. We successfully executed against our long-term strategies and, as a result, our family of American Eagle Outfitters, Inc. (“AEO”) brands continued to gain market share in a competitive retail environment. We are incredibly proud that our financial results in 2017 allowed us to continue to invest in growth areas of our business and improve customer experiences across all channels. Our strong cash position enabled us to give back to our communities in need, invest in our talented associates across the world, and reward our stockholders.

The following are a few key highlights from Fiscal 2017:

•	After a challenging start to the year, our teams took quick action to strengthen our merchandise assortments and elevate the customer experience. These efforts, combined with better macro trends, positively impacted our results. In fact, we saw sequential quarterly improvement to our adjusted operating income(1) throughout the year, posting year-over-year adjusted earnings per share(1) growth in the fourth quarter. Sales trends also accelerated, building to an 8% comparable sales increase in the fourth quarter, our best performance of the year.

•	The American Eagle (“AE”) brand delivered annual comparable sales growth of 2%, with consistent results across men’s and women’s apparel. The team continued to drive product and marketing innovation, attaining record sales increases, with the fourth quarter representing the 18th straight quarter of record sales in the anchor category of bottoms. AE jeans are a significant growth vehicle for the AE brand, with our leading market share providing a distinct competitive advantage. This momentum, coupled with the launch of our new loyalty program, AEO Connected, sets the stage for continued opportunities for both AE and Aerie as we look to the future.

•	Aerie’s Fiscal 2017 performance was spectacular. Aerie posted a comparable sales gain of 27% last year, following a 23% gain in the previous year. The fourth quarter sales increase of 34% was the 13th consecutive quarter of double digit growth, highlighting Aerie’s consistent success. Fiscal 2017 was a milestone year as the brand reached $500 million in sales and expanded its customer base at a record pace throughout the year. Aerie is truly resonating with today’s young women and has evolved into a real and relevant lifestyle brand, based on its unique brand platform of body positivity and women’s empowerment. With a meaningful presence in just 15 U.S. states, we see a tremendous runway for further expansion. Aerie’s sights are clearly set on profitable growth, with a long-term goal of reaching our next milestone of $1 billion in sales.

•	Our omni-channel initiatives are driving positive results. Our store performance strengthened throughout the year, and the teams successfully capitalized on improved mall trends and stronger merchandise collections to register positive brick-and-mortar comparable sales increases at both AE and Aerie during the fourth quarter. At the same time, our digital sales continued to increase, expanding by more than 20% for the year, and delivering twelve straight quarters of double-digit growth. At $1 billion in annual sales and strong profit margins, our digital channel now represents 26% of our sales, with no signs of slowing.

AEO ended Fiscal 2017 in an excellent financial position, with $414 million in cash and no debt. Reflecting confidence in our growth prospects and strong cash position, in March 2018, we increased our quarterly cash dividend by 10%. In support of our commitment to our stockholders, we returned over $176 million in the form of share repurchases and dividends in Fiscal 2017.

At AEO, giving back is an important part of our corporate DNA. Last year, we supported youth empowerment, the environment, young women’s health, and equality. We amplified the body positivity movement through our work with the National Eating Disorders Association, helped to protect more than 138,000 acres of land through our partnership with the 21st Century Conservation Service Corps, and made the single largest donation in its history to the It Gets Better Project. And when five major natural disasters unexpectedly struck, we provided support to our associates in need and donated cash and merchandise to affected communities.

(1)	See Appendix A of this proxy statement for additional detail on the adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2018 Proxy Statement	|	1

Our most valuable asset at AEO remains our talented people. I want to thank the entire team for the progress we have made over the past few years in the midst of significant industry transformation. We employ approximately 40,000 associates throughout the world and I’m proud of the depth of talent, experience, creativity, and determination that we have across our teams today.

We will continue to focus on the strategies that have fueled our success—exceptional merchandise, innovation, and customer experience—and build on the momentum of two of the best lifestyle brands in the industry, AE and Aerie.

AEO is operating from a position of strength, with significant opportunity ahead. I’m optimistic that we will capitalize on this great organization and its strong brands to make AE a leading denim brand across the globe, take Aerie to $1 billion, and expand our bottom line profitability. We look forward to Fiscal 2018 and continuing to deliver stockholder value as we grow AEO.

Thank you for your continued support.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

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Notice of Annual Meeting of Stockholders

To be held on Wednesday, June 6, 2018
To our Stockholders:	Vote Your Shares Right Away

You are invited to attend American Eagle Outfitters, Inc.’s 2018 Annual Meeting of Stockholders to be held at Langham Place, New York, located at 400 Fifth Avenue, New York, New York on Wednesday, June 6, 2018, at 11:00 a.m., local time, for the following purposes:

1.  To elect Janice E. Page, David M. Sable and Noel J. Spiegel as Class II directors to serve until the 2021 Annual Meeting of Stockholders;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019;

3.  To approve, on an advisory basis, the compensation of our named executive officers; and

4.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We have set the close of business on April 11, 2018 as the record date for the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2018:

On April 25, 2018, we first released a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access, free of charge, to our Proxy Statement and Annual Report for the fiscal year ended February 3, 2018 (the “Annual Report”) and how to vote online.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting and you are a holder of record or you obtain a legal proxy from your broker, bank or other holder of record, you may vote in person and your proxy will not be used.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

April 25, 2018

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 11, 2018.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

2018 Proxy Statement	|	3

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2018 Proxy Statement	|	5

PROXY STATEMENT SUMMARY

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 6, 2018, at 11:00 a.m., local time, at Langham Place, New York, located at 400 Fifth Avenue, New York, New York and at any adjournment or postponement thereof. It is first being mailed to the stockholders on April 25, 2018. (“We,” “our,” “AEO,” “us” and the “Company” refer to American Eagle Outfitters, Inc.)

2018 Annual Meeting of Stockholders

June 6, 2018 11:00 a.m., local time	Langham Place, New York 400 Fifth Avenue New York, New York

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For more information, see page
PROPOSAL 1 — Election of Class II Directors	FOR	13
The three Class II Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.
PROPOSAL 2 — Ratification of Appointment of Ernst & Young LLP	FOR	25
The Audit Committee approved the retention of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2018. As a matter of good corporate governance, stockholders are being asked to ratify the Committee’s selection of the independent auditor.
PROPOSAL 3 — Advisory Approval of Named Executive Officer Compensation	FOR	27
The Company’s executive compensation programs are designed to create a direct linkage between stockholder interests and Management, with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

Forward-Looking Statements

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including with respect to merchandise innovation and product focused marketing, customer engagement, brand growth, new technologies, and improved customer experience. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

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PROXY STATEMENT SUMMARY

Business Highlights from Fiscal 2017

•	Strong Sales Performance. In Fiscal 2017, AEO posted record revenues of $3.8 billion, rising 5% over the previous year. Despite a difficult retail environment, both the AE and Aerie brands achieved record sales. Fiscal 2017 represented our third consecutive year of comparable sales growth, with consolidated comparable sales rising by 4%. The AE brand delivered comparable sales growth of 2% and Aerie posted a comparable sales gain of 27%.

* Compounded annual growth rate

•	Sequential Improvements. After a challenging start to the year, AEO’s teams took quick action to strengthen merchandise assortments and elevate the customer experience. These efforts contributed to a stronger second half of the year. This included an acceleration of revenue growth to a 7% increase in the second half, compared to 2% in the first half. This resulted in 3% growth in adjusted operating income(1) compared to a 27% decline in adjusted operating income(1) in the first half of 2017. The company experienced sequential quarterly improvement to its adjusted operating income(1) throughout the year, posting year-over-year adjusted earnings per share (“EPS”)(1) growth in the fourth quarter, our best performance of the year.

•	Omni-Channel Success. Our omni-channel initiatives are driving positive results. The Company’s store performance strengthened throughout the year, and AEO successfully capitalized on improved mall trends and stronger merchandise collections to register positive brick-and-mortar comparable sales increases at both AE and Aerie during the fourth quarter. AEO’s digital sales continued to increase, expanding by more than 20% for the year, and delivering twelve straight quarters of double digit growth. At $1 billion in annual sales and strong profit margins, our digital channel now represents 26% of our sales. We also launched AEO Connected, our new loyalty program, in Fiscal 2017, which will drive continued market share gains to our already strong brands.

(1)	See Appendix A of this proxy statement for additional detail on the adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2018 Proxy Statement	|	7

PROXY STATEMENT SUMMARY

•	Excellent Financial Condition. We ended Fiscal 2017 with $414 million in cash and no debt, after investing $169 million into capital projects and returning over $176 million to stockholders through cash dividends and share repurchases. Operating and Free Cash Flow(1) continued to expand in Fiscal 2017, reaching $394 million and $222 million, respectively. Reflecting confidence in our growth prospects and strong cash position, in March 2018, we announced a 10% increase in our cash dividend.

•	Delivery of Stockholder Returns Versus Peers. Our Fiscal 2017 total shareholder return (“TSR”) was approximately 25%, and our three-year relative TSR is at the top of our proxy peer group (described on page 34 herein) as demonstrated below.

•	Committed to Corporate Giving. In Fiscal 2017, we continued to focus on making a positive impact on our customers and the communities that support us through our corporate giving campaigns. We donated more than $2.5 million to charitable causes and provided additional support through the AEO Foundation, our non-profit corporate foundation.

(1)	See Appendix A of this proxy statement for additional detail on the adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights from Fiscal 2017

•	Highly Talented, Skilled Board of Directors. In Fiscal 2017, the Board initiated a search for a new director with technology expertise to join its already multi-talented group of directors. This search culminated in the appointment of our second female director, Sujatha Chandrasekaran, in March 2018, increasing the Board’s diversity and further aligning the skills of our directors with our strategic initiatives.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Janice E. Page	69	2004	Retired Group Vice President of Sears Roebuck & Company	Yes	• AC • NC† • CC
David M. Sable	64	2013	Global Chief Executive Officer of Y&R	Yes	• AC
Noel J. Spiegel*	70	2011	Retired partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC
Jay L. Schottenstein	63	1992	Chief Executive Officer	No	—
Sujatha Chandrasekaran	50	2018	Chief Information Officer of Kimberly-Clark Corporation	Yes	• AC
Thomas R. Ketteler	75	2011	Retired Chief Operating Officer of SSC	Yes	• AC • CC • NC
Cary D. McMillan	60	2007	Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC

AC Audit Committee;

CC Compensation Committee;

NC Nominating Committee;

† Committee Chair

* Lead Independent Director

•	All Directors Are Independent, Except the CEO. The Board is comprised of seven directors with only one non-independent director, our CEO.

•	Independent Committees. All Board committees are comprised of independent directors.

•	Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties that are specifically documented in our Corporate Governance Guidelines including, without limitation, presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure there is sufficient time for Board discussion and deliberation. Our Lead Independent Director is appointed annually by the other independent directors then serving on the Board to ensure that the independent directors believe there is strong independent leadership of the Board.

•	Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment for Board members. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and potentially limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies may not serve on more than two public company boards at one time and directors who are retired from full-time employment may not serve on more than four public company boards at one time. With respect to our CEO, he may not serve on more than one other public company board, unless otherwise determined by the Nominating and Corporate Governance Committee.

•	Board Refreshment and Tenure Policy. Our Corporate Governance Guidelines include a mechanism for the Board to refresh its members over time. We maintain a director retirement policy, under which no director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of election, unless otherwise determined by the Board.

2018 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

•	Robust Director Evaluation Process. We conduct self-assessments of the Board and its Committees annually. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

•	Summary of Director Skills. Our directors bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. The table below is a summary of the range of skills and experiences that each director brings to the Board, and which we find to be relevant to our business. Because it is a summary, it does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it.

Attributes, Experience and Skills	Jay L. Schottenstein	Sujatha Chandrasekaran	Thomas R. Ketteler	Cary D. McMillan	Janice E. Page	David M. Sable	Noel J. Spiegel
Leadership Experience	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise			✓	✓			✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓		✓	✓	✓	✓
Marketing and Consumer Insight	✓				✓	✓
Technology and Digital Expertise	✓	✓				✓	✓
Real Estate Experience	✓		✓		✓
Mergers and Acquisitions Experience	✓		✓	✓	✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓		✓

•	Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. In the case of our non-employee directors, each of them is required, within five years of joining the Board, to hold Company stock worth at least five times the annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executives, three times their respective base salaries.

•	Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation).

•	Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with our stock.

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PROXY STATEMENT SUMMARY

Compensation Highlights from Fiscal 2017

•	Pay for Performance Focus. 80% of our CEO’s compensation is performance-based and “at-risk” in the form of annual and long-term incentive compensation as demonstrated in the chart below. All of our named executive officers’ (“NEOs”) total compensation decreased in Fiscal 2017 from Fiscal 2016, as a result of underachieving the aggressive performance targets set for our annual incentive bonus at the beginning of the year.

•	Alignment of CEO Pay Relative to Peers. When examining our CEO’s total compensation as disclosed in the Summary Compensation Table (“SCT”) relative to our peer group over a three-year period, Mr. Schottenstein’s compensation, shown on the vertical axis, ranks in the 47th percentile, while AEO’s relative TSR performance over the same period was in the 88th percentile.

AEO vs. PEER GROUP PAY ALIGNMENT

3-YEAR CEO TOTAL DIRECT COMPENSATION & TSR*

*	Compensation is measured using 2015-2017 AEO SCT compensation and publicly available peer SCT compensation (2014-2016).

•	Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, FW Cook, to advise on matters related to CEO and other executive compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

2018 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

•	No Payment of Dividends on Unearned/Unvested Awards. We did not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•	Executive Compensation Clawback Policy. We maintained a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regard to a legal suit; or (d) restatement of financial statements.

•	No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•	Double-Trigger Change in Control Benefits and Vesting. In the event of a change in control, our executives, other than Mr. Schottenstein, will only receive benefits if there is a qualifying termination of employment in connection therewith (i.e., double-trigger). Our CEO does not have a change in control agreement with the Company. All of our executives’ equity incentive awards are double trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change in control benefits.

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PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has fixed the size of the board at seven directors and nominated three candidates, each of whom are currently directors of the Company, to be elected as Class II directors at the Annual Meeting. If re-elected, the Class II directors will serve for three-year terms ending at the 2021 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class III directors expire at the annual meetings to be held in 2020 and 2019, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of April 1, 2018, together with a brief description of each individual’s business experience and qualifications.

The Board recommends that stockholders vote “FOR”

the following nominees for Class II Director:

Janice E. Page
Age 69 Director since June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair)

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct to consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, beauty and fragrances, among other responsibilities. She holds a BA from Pennsylvania State University.

QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories as well as retail operations. Her service on other public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

OTHER PUBLIC COMPANY BOARD SERVICE

Ms. Page served as a Director and Compensation Committee Chair of R.G. Barry Corporation from 2000 to 2014. She served as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited from 2009 to 2011. She was formerly on the Board of Kellwood Company and served on the Executive Committee and as Compensation Committee Chair from 2000 to 2008. Ms. Page served from 2001 to 2004 as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers. She also serves on the advisory board for the Daveler Entrepreneurship Scholarship of the University of South Florida.

2018 Proxy Statement	|	13

PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable
Age 64 Director since June 2013 Independent Committees: • Audit

BACKGROUND

Mr. Sable has served as Global Chief Executive Officer of Y&R, one of the world’s largest marketing communications agencies (consisting of Y&R Advertising, VML, Bravo and Iconmobile) and a member of UK-based WPP Group, since February 2011. Prior to that time, he served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer, from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. He attended New York University and Hunter College. Mr. Sable serves on the U.S. Fund for United Nations Children’s Fund (UNICEF’s) National Board and is Chair of the Ad Council’s Board of Directors. He is a member of the Executive Board of the United Negro College Fund (UNCF) and also sits on the Board of the Christopher Reeve Foundation.

QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.

OTHER PUBLIC COMPANY BOARD SERVICE
None

Noel J. Spiegel
Age 70 Director since June 2011 Independent (Lead Independent Director) Committees: • Audit (Chair) • Compensation • Nominating

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School.

QUALIFICATIONS
Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

OTHER PUBLIC COMPANY BOARD SERVICE

Mr. Spiegel also has served on the Board of Directors and Audit Committee of vTv Therapeutics Inc. since 2015 and on the Board of Directors and Audit Committee, Credit Committee and Finance and Investment Committee of Radian Group Inc. since 2011. Mr. Spiegel was formerly on the Board of Directors, Audit Committee and Compensation Committee of Vringo, Inc. from 2013 to 2016.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable, to serve.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class I Directors have terms that expire

as of the 2020 Annual Meeting:

Jay L. Schottenstein
Age 63 Director since March 1992 Executive

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Executive Chairman and Director of the Board since March 2005 of DSW Inc, a leading branded footwear and accessories retailer. He has also served as a member of the Board of Directors for Alberstons Companies Inc. (Albertsons/Safeway) since 2006. Mr. Schottenstein has also served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with the Company and the retail industry in general. His expertise across operations, apparel retail, real estate, brand building and team management provides valuable leadership, vision and in-depth retail expertise to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Schottenstein also has served on the Board of Directors of DSW, Inc. since 2005.

Sujatha Chandrasekaran
Age 50 Director since March 2018 Independent Committees: • Audit

BACKGROUND

Ms. Chandrasekaran has served as Chief Information Officer of Kimberly-Clark Corporation, one of the world’s leading consumer packaged goods businesses, since May 2016. Prior to that time, Ms. Chandrasekaran served as Senior Vice President, Global Chief Technology and Chief Data Officer of Walmart Inc. from January 2012 to February 2016 and as Senior Vice President, Global Chief Information Officer at The Timberland Company from January 2010 to January 2012. Prior thereto, she held various C-level roles leading technology at PepsiCo, Inc. and Nestlé S.A. Ms. Chandrasekaran holds a Bachelor of Engineering from the University of Madras, India and a Master of Business Systems from Monash University in Melbourne, Australia. She has executive development education from London Business School.

QUALIFICATIONS

With more than 25 years of experience in technology and leadership roles, Ms. Chandrasekaran brings vast information and digital technology expertise and a wealth of leadership experience in the global retail and consumer industries to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
None

2018 Proxy Statement	|	15

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class III Directors have terms that expire

as of the 2019 Annual Meeting:

Thomas R. Ketteler
Age 75 Director since February 2011 Independent Committees: • Audit • Compensation • Nominating

BACKGROUND

Prior to his retirement from SSC, a private company, in 2005, Mr. Ketteler served as Chief Operating Officer of SSC (since 1995), as Executive Vice President of Finance and Treasurer (from 1981), and as a Director (since 1985). Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Board from 2003 until June 2010. He holds a BA in Accounting from Thomas More College and is a Certified Public Accountant.

QUALIFICATIONS
Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Ketteler previously served on the Board from 1994 to 2003 and on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc. from 2007 to 2011.

Cary D. McMillan
Age 60 Director since June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating

BACKGROUND

Mr. McMillan has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a BS from the University of Illinois and is a Certified Public Accountant.

QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides the Board with knowledge of best corporate governance practices.

OTHER PUBLIC COMPANY BOARD SERVICE

Mr. McMillan also has served on the Board of Directors, Audit Committee and Finance Committee of Hyatt Corporation since 2013. Mr. McMillan was formerly on the Board of Directors of McDonald’s Corporation from 2003 to May 2015, Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

16	|

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation and Nominating Committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and making changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment (including our management-led Risk Management Committee), and information about management’s identification, assessment and mitigation strategies for critical risks.

The Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of Management and the Board Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committees

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial risk exposures and steps taken by management to address the same.

•  Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures.

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures.

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and the relationship between risk management policies and compensation. The Compensation Committee has determined that the risks arising from the Company’s plans and policies are not reasonably likely to have a material adverse effect on the Company.

•  Manages risks associated with corporate governance policies and practices.

•  Reviews any risks and exposures relating to director and executive succession planning or the Company’s governance or social responsibility programs.

2018 Proxy Statement	|	17

CORPORATE GOVERNANCE

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the skills, experience, diversity, and character to execute the Board’s responsibilities. The following is a summary of those qualifications:

Attributes, Experience and Skills	Jay L. Schottenstein	Sujatha Chandrasekaran	Thomas R. Ketteler	Cary D. McMillan	Janice E. Page	David M. Sable	Noel J. Spiegel
Leadership Experience	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise			✓	✓			✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓		✓	✓	✓	✓
Marketing and Consumer Insight	✓				✓	✓
Technology and Digital Expertise	✓	✓				✓	✓
Real Estate Experience	✓		✓		✓
Mergers and Acquisitions Experience	✓		✓	✓	✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓		✓

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time balanced against the importance of having directors who have a deep, historical experience and institutional knowledge of the Company, its strategies and market opportunities and challenges. In March 2018, the Board appointed Ms. Chandrasekaran as a Class I director. Ms. Chandrasekaran brings a fresh perspective, significant information and digital technology expertise, and a wealth of leadership experience in the global retail and consumer industries to the Board. The Nominating Committee and the Board also believe that our long-serving directors bring critical skills to the Board. Among other things, such directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as retailing. In addition, the Nominating Committee and the Board believe that long-serving directors have knowledge of the business that tends to make them less dependent upon management for information and perspectives than may be the case with newer directors.

18	|

CORPORATE GOVERNANCE

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates. Ms. Chandrasekaran, who was added to the Board in March 2018, was identified as a candidate through a search firm. The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See “Submission of Nominations and Proposals for the 2019 Annual Meeting” for information regarding the submission of director nominee recommendations.

Director Independence

The Board has affirmatively determined that the following current directors are independent, as defined in the applicable rules of the New York Stock Exchange (“NYSE”):

Sujatha Chandrasekaran
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each of them is independent.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any of its subsidiaries;

2018 Proxy Statement	|	19

CORPORATE GOVERNANCE

•	Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•	Whether the director is an executive officer of a charitable organization which received contributions from the Company or any of its subsidiaries in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•	Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or Board committee service and pension or other forms of deferred compensation for prior service.

See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein, who is our sole employee director.

Board Leadership Structure

The current leadership structure of our Board consists of a combined Executive Chairman and Chief Executive Officer position held by Mr. Schottenstein and a Lead Independent Director appointed annually by the independent directors. The Board has determined that combining the positions of Executive Chairman and Chief Executive Officer is most appropriate for the Company at this time. Having Mr. Schottenstein in the combined position provides unified leadership and direction to the Company and strengthens his ability to develop and implement strategic initiatives. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, and providing strategic insight and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management. Mr. Spiegel was appointed as our Lead Independent Director for Fiscal 2017. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Chair on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will preside and lead the discussion.

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CORPORATE GOVERNANCE

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

Director Orientation/Education

Each year, we hold a two-day educational program covering topics such as business developments and strategy, developments in corporate governance, and fiduciary duties. Additionally, all new directors participate in an intensive orientation program. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. Directors also attend industry-leading conferences and professional development courses focused on topics that are relevant to their duties as a director, including corporate governance, crisis management, cybersecurity, executive compensation and evolving retail trends.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee
Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—
Sujatha Chandrasekaran		—	—
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable		—	—
Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

2018 Proxy Statement	|	21

CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2017
AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board in monitoring:

•  the integrity of the financial statements;

•  the qualifications, performance and independence of the independent registered public accounting firm;

•  the performance of the internal audit function; and

•  our compliance with regulatory and legal requirements.

The Audit Committee also reviews and approves the terms of any new related party agreements, as required.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards.

		Sujatha Chandrasekaran Thomas R. Ketteler * Cary D. McMillan * Janice E. Page David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	9
COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•  reviews, recommends and approves salaries and other compensation of executive officers; and

•  administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers).

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee has delegated authority to the CEO to grant stock-based awards under the equity plan with a grant value of $250,000 or below to non-executive officers.

		Thomas R. Ketteler Cary D. McMillan (Chair) Janice E. Page Noel J. Spiegel	12
NOMINATING COMMITTEE	The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to: • the organization and operation of the Board; • selection of nominees for election to the Board; and • other corporate governance matters. The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the ”Corporate Governance” section of our website at investors.ae.com.	Thomas R. Ketteler Cary D. McMillan Janice E. Page (Chair) Noel J. Spiegel	11

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CORPORATE GOVERNANCE

Stockholder Outreach

Throughout Fiscal 2017, we continued to regularly meet and speak with stockholders. On a quarterly basis, we invited significant stockholders to visit with senior management. These discussions were consistently reported to the Board, and management and the Board discussed comments and business insights provided by such stockholders.

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the independent members of the Board. That process is described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to: American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or non-management directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to Board members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Attendance

During Fiscal 2017, the Board met ten times and each member of the Board attended no fewer than 75% of the total number of meetings of the Board and of the Board Committee(s) on which such director served for the period of such service. It is our expectation that all current directors attend the Annual Meeting of Stockholders. All members of the Board then serving on the Board attended our 2017 Annual Meeting.

Related Party Transactions

We have a Related Party Transaction Policy (the “Policy”) to allow us to identify, document and properly disclose related party transactions. The Policy applies to our directors and executive officers as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if a related party or a member of such related party’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies us; or if a member of such related party’s immediate family is employed by us; or if an applicable related party serves on the board of directors of a business that supplies goods or services to us, that transaction is a related party transaction. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to provide a certification regarding the existence of any related party transactions which have not been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Policy.

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. Pursuant to that lease, we expect to pay rent, together with other expenses, of approximately $2.5 million annually (subject to annual adjustments), in addition to an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The lease expires in September 2027. We incurred rent and other expenses under the lease of approximately $202,300 during Fiscal 2017. In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we expect to pay rent, together with other expenses, of approximately $1.6 million annually (subject to annual adjustments), in addition to an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The lease expires in January 2029.

In January 2018, we entered into a six-month extension of our agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company during Fiscal 2017 under the agreements totaled approximately $750,000.

2018 Proxy Statement	|	23

CORPORATE GOVERNANCE

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2017. In addition, we pay attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse travel expenses to attend Board and Committee meetings and director continuing education expenses. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant. In the past, the Compensation Committee has engaged FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. The Board did not make any changes to its director compensation program during Fiscal 2017.

Fiscal 2017 Director Compensation(1)
Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Sujatha Chandrasekaran	—	—	—
Michael G. Jesselson(4)	$100,000	$75,000	$175,000
Thomas R. Ketteler	$152,500	$150,000	$302,500
Cary D. McMillan	$182,500	$150,000	$332,500
Janice E. Page	$177,500	$150,000	$327,500
David M. Sable	$95,000	$150,000	$245,000
Noel J. Spiegel(5)	$232,847	$150,000	$382,847

(1)	Fiscal 2017 refers to the fifty-three week period ended February 3, 2018. Ms. Chandrasekaran did not join the Board until March 19, 2018 and, thus, did not receive Fiscal 2017 compensation from the Company for her services on the Board.

(2)	Amounts represent fees earned or paid during Fiscal 2017. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

Annual Retainer	$65,000
Additional Annual Retainer for Committee Service (per Committee)	$20,000
Additional Annual Retainer for Committee Chairs
Audit Committee	$40,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Additional Annual Retainer for Lead Independent Director	$50,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable annually following the end of the previous fiscal year. For Fiscal 2017, the amounts above under the Fees Earned or Paid in Cash column include the following additional meeting fees: Mr. Jesselson—$12,500; Mr. Ketteler—$27,500; Mr. McMillan—$37,500; Ms. Page—$37,500; Mr. Sable—$10,000; and Mr. Spiegel—$37,500.

(3)	Amounts include stock awards granted in Fiscal 2017 valued on the date of grant. Non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $37,500 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2014 Stock Award and Incentive Plan (the “2014 Plan”) and the 2017 Stock Award and Incentive Plan (the “2017 Plan”). The 2017 Plan was approved by stockholders at our 2017 Annual Meeting and replaces the 2014 Plan. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Messrs. Ketteler, McMillan and Spiegel elected to defer their quarterly share retainers during calendar 2017 and 2018. Mr. Jesselson elected to defer his quarterly share retainer during calendar 2017.

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)	Mr. Jesselson retired from the Board on May 23, 2017.

(5)	Mr. Spiegel was appointed Lead Independent Director effective May 23, 2017.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2017 compensation is set forth under the section entitled “Compensation Tables and Related Information.”

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending February 2, 2019. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report for the year ended February 3, 2018 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 3, 2018 for filing with the Securities and Exchange Commission.

Noel J. Spiegel (Chair)

Sujatha Chandrasekaran*

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

*	Ms. Chandrasekaran was appointed to the Audit Committee of the Board effective March 19, 2018. As such, she was not serving at the time the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended February 3, 2018.

2018 Proxy Statement	|	25

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2017, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 3, 2018.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$1,666,140	$1,578,636
Audit-Related Fees	25,000	23,500
Tax Fees	438,832	443,100
All Other Fees	2,000	2,000
Total Fees	$2,131,972	$2,047,236

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for internal control reviews and audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2017 were pre-approved by the Audit Committee in accordance with such policy.

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PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2017 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another such vote at the 2019 Annual Meeting.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability and simplicity. We believe that our program design implements these principles and provides the framework for alignment between executive compensation opportunities and long-term strategic growth. Based on the advisory vote at the 2017 Annual Meeting on our executive compensation program, which was approved by 98% of the votes cast, we are confident that our stockholders agree.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. We continue to engage with our stockholders to gain an understanding of their key perspectives on all aspects of the business and the broader industry, including compensation programs. We continue to evaluate and enhance plan design to align with leading practices in executive compensation.

We urge our stockholders to read the following “Compensation Discussion and Analysis” for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2018 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the Annual Meeting.

2018 Proxy Statement	|	27

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2017. Our Fiscal 2017 NEOs are comprised of the following officers:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);
• Robert L. Madore, our Executive Vice President, Chief Financial Officer (the “CFO”);
• Charles F. Kessler, our Global Brand President, American Eagle (the “Global Brand President, AE”);
• Jennifer M. Foyle, our Global Brand President, Aerie (the “Global Brand President, Aerie”);
• Michael R. Rempell, our Executive Vice President, Chief Operations Officer (the “COO”); and
• Peter Z. Horvath, our former Chief Global Commercial and Administrative Officer (the “Former CAO”) who left the Company effective September 29, 2017.

This CD&A is organized as follows: (i) an Executive Summary setting forth our Business & Leadership Overview for Fiscal 2017, our focus for Fiscal 2018, our Compensation Program Objectives and Philosophy, and our Executive Compensation Highlights; (ii) a discussion of our Executive Compensation Program, including our Fiscal 2017 Goal Setting Process and Compensation Considerations, Compensation Benchmarking, and details regarding each element of our annual compensation; and (iii) additional compensation information, including tax considerations and change in control and other arrangements.

EXECUTIVE SUMMARY

Fiscal 2017 Business & Leadership Overview

Fiscal 2017 was a year of significant progress for AEO. Our achievements included record revenues of $3.8 billion – rising 5% over the previous year – and our third straight year of positive comparable sales. We successfully executed against our long-term strategies and, as a result, our brands continued to gain market share.

After a challenging start to the year, our teams took quick action to strengthen the merchandise assortments and elevate the customer experience. These efforts positively impacted our results. We saw sequential quarterly improvement to our adjusted operating income(1) throughout the year and posted year-over-year adjusted earnings per share(1) growth in the fourth quarter. Sales trends also accelerated, building to an 8% comparable sales increase in the fourth quarter, our best of the year. To further demonstrate the improvement, revenue growth accelerated to a 7% increase in the second half, compared to 2% in the first half, and adjusted operating income(1) grew 3% in the second half compared to a 27% decline in the first half. These results were achieved despite on-going challenges in the retail industry, including high levels of promotional activity and weak mall traffic.

Financial highlights of our year are as follows:

•	Total Company revenue grew 5% to approximately $3.8 billion;

(1)	See Appendix A of this proxy statement for additional detail on the adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Fiscal 2017 represented our third consecutive year of comparable sales growth, with consolidated comparable sales rising by 4%;

•	The AE brand delivered annual comparable sales growth of 2%, with results equally strong across men’s and women’s apparel. The team continued to drive product and marketing innovation, recording record sales increases across genders in the anchor category of bottoms;

•	Aerie posted a comparable sales gain of 27%, building on double-digit comparable sales increases the prior two years. The brand reached $500 million in sales and consistently expanded its customer base and market share throughout the year;

•	The Company’s store performance strengthened throughout the year, and AEO successfully capitalized on improved mall trends and stronger merchandise collections to register positive brick-and-mortar comparable sales increases at both AE and Aerie during the fourth quarter. AEO’s digital sales continued to increase, expanding by more than 20% for the year, and delivering twelve straight quarters of double-digit growth. At $1 billion in annual sales and strong profit margins, our digital channel now represents 26% of our sales. We also launched AEO Connected, our new loyalty program, in Fiscal 2017, which will drive market share gains to our already strong brands;

•	We ended the year with $414 million in cash and no debt, after investing $169 million into capital projects and returning $176 million to stockholders through cash dividends and share repurchases. Operating and Free Cash Flow(1) continued to expand in Fiscal 2017, reaching $394 million and $222 million, respectively; and

(1)	See Appendix A of this proxy statement for additional detail on the adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Our Fiscal 2017 TSR was approximately 25%, and our three-year relative TSR is at the top of our proxy peer group described herein. Additionally, our financial performance placed us above the 75th percentile for comparable sales growth.

To achieve solid financial results in Fiscal 2017 and position the Company for profitable growth in the future, the executive leadership team successfully executed against our strategic initiatives. Specific achievements included making significant improvements to the merchandise assortments, introducing new product categories, creating new marketing campaigns, investing in talent, launching an improved loyalty program, executing a fleet optimization strategy, and fueling our digital sales which rose over 20% for the year.

We believe the executive compensation-related decisions made during a challenging year for the retail industry and the outcomes we achieved by taking quick action to strengthen our business and executing against our initiatives highlight our ongoing commitment to pay our executives for performance and align their interests with those of our stockholders. Specifically:

•	None of our NEOs received increases to their base salaries in Fiscal 2017;

•	Notwithstanding the strong, absolute and relative to peer financial performance for Fiscal 2017, our actual results fell below the threshold levels set for the year to pay bonus. As a result, none of our NEOs received a bonus payout under our annual incentive compensation program in Fiscal 2017;

•	To retain our top talent and further align their interests with those of stockholders and ensure continued future profitability of the Company, the Compensation Committee granted the following long-term incentive opportunities to our NEOs in Fiscal 2017 in accordance with our Company’s compensation program: (i) performance share units (“PSUs”) that will vest after three years based on net income(1) growth performance goals (50% weighted), (ii) time-vesting stock options that vest over three years (25% weighted) and (iii) time-vesting restricted stock units (“RSUs”) that vest over a three year period (25% weighted);

•	To reward the substantial efforts and leadership that ultimately led to the achievement of significantly improved second half results for Fiscal 2017, the Compensation Committee approved recognition awards for our NEOs which equaled only 50% of their respective annual target bonus opportunity for Fiscal 2017. This determination was made in light of the significant performance achieved by the Company during the second half of Fiscal 2017, as well as to align their compensation in terms of reward for the Fall and Holiday achievements with the other Associates of the Company. Additionally, consideration was given to compensate the NEOs for additional direct responsibilities assumed by them following organizational changes during the year, including the elimination of Mr. Horvath’s position following his departure and the re-assignment of his duties to the NEOs; and

•	Total compensation for our NEOs, overall, decreased year over year.

(1)	Net income is defined as income from continuing operations and excludes (1) any accrual for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges, as determined by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Focus for Fiscal 2018

We have significant momentum going into Fiscal 2018, and our brands are well positioned for future growth. In the coming year we will focus on continuing to gain market share by offering our customers innovation and quality while also delivering an exceptional customer experience across all channels. We intend to continue fueling AE, capitalizing on its leading position in jeans and bottoms and take Aerie to $1 billion in sales by 2020.

Areas of focus include:

✓	Merchandising and marketing innovation	Deliver innovation, quality and outstanding value to our customers.
✓	Optimize omni-channel	Leverage our omni-channel capabilities and customer information to gain market share and provide industry-leading customer experiences.
✓	Aerie	Accelerate Aerie’s growth as a leading lifestyle brand with a continued focus on body positivity and empowerment.
✓	AE	Leverage AE’s leading position in jeans and bottoms.
✓	Continue to leverage financial discipline	Ongoing focus on inventory and expense management, delivering profitable revenue growth and concentrating on high-return investments.

We believe that the efforts and initiatives of our talented and experienced leadership team will continue to drive future value for all of our stakeholders in 2018 and going forward.

Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation, and to incentivize them to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

Performance

•  We align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value.

•  Our program includes significant performance-based remuneration that creates a meaningful incentive to achieve challenging performance objectives.

•  Our program features a substantial long-term incentive component which aligns executive interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Long-term incentive design that varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers taking into consideration company size relative to peers and in recognition of our emphasis on performance based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions and the importance of each position to us.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives) and accounting efficient by striving to make performance-based payments align with expense.

Simplicity	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Highlights

Our compensation program design provides a framework for alignment between executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation and consider changes to our program to align with best practices, ensure competitiveness in order to attract and retain experienced executives in our industry, and reinforce the alignment between pay and performance. Effective with the 2017 annual equity award grants and following a comprehensive evaluation of market best practice and peer group prevalence, we enhanced our equity program by incorporating stock options in addition to PSUs and RSUs. This change was made to further align executive compensation opportunities with the delivery of sustained long-term growth and stockholder value creation.

The following table summarizes the Company’s additional best practices relating to the executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company

✓ We have executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs)

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are performance-based and “at-risk”

✓ Our long-term incentive plan does not provide dividends or dividend equivalents on unearned performance awards or unvested RSU awards

✓ We do not maintain employment contracts of defined length with our CEO or NEOs and do not have multi-year guarantees for base salary increases, bonuses, or long-term incentives

✓ We have a robust clawback policy with respect to both cash and equity incentive awards

✓ We have an anti-hedging and anti-pledging policy

✓ We provide only limited perquisites

✓ We do not provide tax gross-ups on change-in-control benefits

✓ We have not repriced stock options nor are we able to do so without stockholder approval

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change-in-control

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COMPENSATION DISCUSSION AND ANALYSIS

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2017 Goal Setting Process and Compensation Considerations

Goal Setting:

We are committed to setting incentive goals that are aligned with delivering strong financial performance and returns to our stockholders, while also enabling the successful execution of our strategy. This includes building a solid foundation for long-term growth while consistently delivering near-term results. During Fiscal 2017, management was focused on improving our merchandise assortment, reducing our reliance on promotions, and managing expenses and inventory. Additionally, capital investments were focused on enhancing growth in under-penetrated new markets, and building strong omni-channel tools and digital capabilities.

Compensation Considerations:

The Compensation Committee considered a variety of factors relating to Fiscal 2017 compensation, including our performance relative to pre-established goals, our strong acceleration in the second half of the year, and our financial and operational performance relative to peers in the context of a highly competitive retail environment.

In early Fiscal 2017, the Compensation Committee set annual incentive plan goals for Fiscal 2017 at levels that represented a significant challenge for the Company. The first half of the fiscal year fell short of our expectations; however, second-half results represented a sharp increase in performance. The Company delivered quarterly sequential improvement, achieving record sales and a year-over-year adjusted EPS(1) increase in the fourth quarter.

In addition to financial and operational performance, the Compensation Committee and management also considered alignment with our compensation program principles as well as corporate governance best practices when making compensation decisions.

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses and long-term incentive awards pursuant to our stockholder-approved incentive plans. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as deemed appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO, compensation consultants and external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, and is informed by market benchmarking and is ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2017, the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

(1)	See Appendix A of this proxy statement for additional detail on the adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and to ensure that management is aware of emerging best practices and market trends. In 2017, representatives from FW Cook contributed to this CD&A and assisted with a review of incentive plan design, various matters related to executive compensation and an evaluation of compensation implications of the Tax Cuts and Jobs Act of 2017.

Response to 2017 Advisory Vote on Executive Compensation:

At our 2017 Annual Meeting of Stockholders, over 98% of shares present and voting supported, on an advisory basis, the compensation of our NEOs. While this vote demonstrated a very high level of support for our compensation program, our executive team remained engaged with stockholders throughout Fiscal 2017 to obtain an understanding of their views on a variety of issues, including our compensation programs. As a result of this engagement and the high level of support evidenced by our stockholders’ vote at the 2017 Annual Meeting of Stockholders, the Compensation Committee determined that our compensation incentive programs are achieving their respective goals and did not take any specific action in response to the 2017 say-on-pay vote or such engagement.

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that comprise our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies within the retail industry with comparable revenue; and

•	Comparability – Companies with which we compete for customers and investors.

Other selection criteria include an international presence and omni-channel retailing. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2017, our peer group consisted of 19 companies. In terms of size, our revenue and market capitalization approximate the median of the peer group. Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, adjusted to reflect our revenue scope. There were no changes made to the peer group in Fiscal 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits and limited executive perquisites) and variable components (annual bonus and long-term equity-based awards), with the heaviest weight generally placed on the variable, or “at-risk” components. For Fiscal 2017, the majority of our NEO’s compensation was weighted towards at-risk compensation, as shown by the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is balanced to provide a mix of cash and long-term incentive awards and focused on both annual and long-term performance to ensure that executives are held accountable for, and rewarded for, achievement of both annual and long-term financial and strategic objectives.

Element of Compensation	Form and Objective	Fiscal 2017 Information	Alignment to Strategic Plan

Base Salary	• Delivered in cash. • Provides a baseline compensation level that delivers cash income to each NEO, and reflects his or her job responsibilities, experience, and contribution to the Company.	• Our NEOs did not receive an increase to base salary during 2017.	• Base salaries set at competitive market levels that enable us to attract and retain qualified, high caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides an opportunity for additional income to NEOs if pre-established annual performance goals are attained, which focuses our NEO’s on key annual objectives.	• For Fiscal 2017, the annual incentive bonus was based upon the Company achieving Adjusted EBIT(1) at a pre-determined threshold, which was ultimately not achieved.

•  Annually, performance metrics and goals are established by the Compensation Committee that align to our strategic plan.

•  The selection of Adjusted EBIT(1) as the performance measure for Fiscal 2017 reflects a continued focus on profitable growth.

Annual Long-Term Incentive Awards	• Delivered in PSUs, RSUs and stock options. • Align our NEO’s financial interests closely with those of our stockholders. • Link compensation to the achievement of multi-year financial goals.

•  PSUs represent 50% of the annual equity grant target values and vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full.

•  RSUs represent 25% of the annual equity grant target value and vest ratably over three years from grant based on continued service.

•  Stock options represent 25% of the annual equity grant target value, vest ratably over three years from the grant date and provide realizable compensation only to the extent that our share price appreciates.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

(1)	Adjusted EBIT is defined as earnings from continuing operations before interest and taxes and excludes (1) any accruals for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges, as determined by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2017 Compensation

The following provides additional details around our compensation components and related decisions for Fiscal 2017. Our executive compensation program is designed to place a considerable amount of compensation at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment.

Base Salary

Base salaries typically represent approximately 19%-33% of the NEO’s total compensation package and are reviewed annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry; and

•	The appropriate balancing of our NEO’s base salary against their “at risk” compensation.

Base salary increases, where applicable, are typically effective in the first quarter of the new fiscal year. For Fiscal 2017, none of the NEOs received a base salary increase due primarily to the challenges experienced by the retail industry and trends facing the Company in the first quarter of Fiscal 2017.

Fiscal 2017 Annual Incentive Bonus

Our NEOs are eligible for annual cash incentive awards, achievement of which is based upon the Company meeting pre-established performance goals that focus the executive team on key annual objectives and business drivers that support a disciplined growth in revenue and profits and annual increases in stockholder value. The Compensation Committee establishes a NEO’s annual incentive bonus opportunity as a percentage of his or her base salary.

The resulting target bonus award opportunities constitute about 24%-35% of the NEO’s total compensation package. During Fiscal 2017, the target bonus award opportunities for the NEOs were as follows:

•	CEO: 175% of base salary

•	CFO: 85% of base salary

•	COO: 90% of base salary

•	Global Brand President, AE: 125% of base salary

•	Global Brand President, Aerie: 125% of base salary

•	Former CAO: 115% of base salary*

*	Mr. Horvath became ineligible for an annual incentive bonus payment upon his termination of employment with us.

Based upon pre-established goals and achievement of the same, actual annual incentive bonus payments each year are calculated as follows (with straight-line interpolation between points):

•	0% payout for below threshold performance;

•	25% of the targeted percentage amount at the threshold level of performance;

•	100% of the targeted percentage amount at the target level of performance; and

•	200% of the targeted percentage amount if we achieve goals that are substantially above our business plan for the fiscal year.

For Fiscal 2017, the Compensation Committee established a performance goal for the annual incentive bonus payouts based upon the financial metric of the Company’s achievement of a minimum Adjusted EBIT (as defined on page 36) of $357M for a threshold payout, $394M (10% growth from prior year) for a target payout, and $455M (27% growth from prior year) for a stretch payout. Adjusted EBIT was used because it is a performance measure over which executives can have significant impact, reflects both sales growth and expense management initiatives, and is also directly linked to the Company’s long-term growth and stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

As is our practice, Fiscal 2017 annual incentive bonus goals were set early in the year at relatively aggressive levels. However, internal challenges combined with pressures faced by the retail industry in the first half of Fiscal 2017, including declining mall traffic and decreased consumer spending on discretionary items such as apparel, led to an unexpectedly difficult first half of the fiscal year for the Company. Accordingly, Fiscal 2017 Adjusted EBIT performance fell short of the threshold level established in the annual incentive bonus plan and bonus payouts were not earned under this program.

Fiscal 2017 Long-Term Incentive Awards

We utilize a combination of at-risk, time- and performance-based long-term incentive awards, granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth. Long-term incentive awards generally comprise approximately 38%-57% of a NEO’s total compensation package. In Fiscal 2017 we awarded a combination of PSUs (50%), RSUs (25%), and stock options (25%). We believe this mix maintains a heavy emphasis on equity tied to performance, as the NEO’s PSU and stock option awards comprise, in the aggregate, 75% of the overall equity grant value.

For Fiscal 2017, the NEOs received the following target regular-cycle long-term incentive award grant values.

Executive Officer	2017 Target Long-Term Incentive: PSU Awards	2017 Target Long-Term Incentive: RSU Awards	2017 Target Long-Term Incentive: Stock Option Awards	2017 Target Total Long-Term Incentive Award
CEO	$1,750,000	$875,000	$875,000	$3,500,000
CFO	$425,000	$212,500	$212,500	$850,000
Global Brand President, AE	$1,250,000	$625,000	$625,000	$2,500,000
Global Brand President, Aerie	$1,250,000	$625,000	$625,000	$2,500,000
COO	$500,000	$250,000	$250,000	$1,000,000
Former CAO*	$425,000	$212,500	$212,500	$850,000

*	In connection with his termination of employment, Mr. Horvath forfeited his 2017 long-term incentive awards.

PSUs: PSUs represented approximately 50% of the value of a NEO’s overall annual long-term incentive award for Fiscal 2017. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent the associated PSUs vest.

Annual PSU grants cliff vest at the end of a three-year performance period. Fiscal 2017 PSUs vest upon achievement of pre-established three-year net income(1) growth goals. Performance goals are expressed as a percent of net income growth per year for threshold, target and stretch vesting levels, with the growth rate for each vesting level established at the outset of the three-year period. The selection of net income growth provides for diversification of metrics between the annual incentive bonus and the PSU plan.

If threshold performance is not met, PSUs do not vest and all shares are forfeited. Vesting based on the three-year goal ranges from 0% of the target amount for below threshold performance, to 25% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if we achieve goals that are substantially above our long- range business plan for the performance period.

Additional detail regarding the 2017 performance metrics for the PSU awards will not be disclosed until the end of the performance period given that the goals are confidential information and competitive in nature. The Compensation Committee deemed the goals to be challenging but achievable.

RSUs: RSU awards represent approximately 25% of the value of a NEO’s annual long-term incentive award. Annual RSU grants vest ratably over three years from the grant date assuming continued employment.

We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent the associated RSUs vest.

Stock Options: Stock options represent approximately 25% of the value of a NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants vest proportionally over three years from the grant date assuming continued employment and provide compensation only to the extent that our share price appreciates in value.

(1)	Net income is defined as income from continuing operations and excludes (1) any accrual for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges, as determined by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2015 PSU Payout

In 2015, the Compensation Committee granted Messrs. Schottenstein, Kessler, and Rempell and Ms. Foyle PSUs that cliff-vested over a three-year performance period ending February 3, 2018. Payout of the 2015 PSUs was subject to the achievement of adjusted cumulative EBIT(1) (weighted 50%) and cumulative return on invested capital(2) (“ROIC”). The charts and detail set forth below represent the goal detail, realized performance and resulting payout for the Fiscal 2015 PSU award.

Fiscal 2015 PSUs

(Three-year performance period ended February 3, 2018)

(1)	Adjusted Cumulative EBIT is defined in the same manner as described on page 36.
(2)	ROIC is calculated as net income divided by average stockholders’ equity from continuing operations and excludes (1) any accruals for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges, as determined by the Compensation Committee.

Based upon the performance achieved as shown in the above chart which culminated at above stretch-level goals, resulting in a 150% payout, Messrs. Schottenstein, Kessler, Rempell and Ms. Foyle received the following payouts of their 2015 PSU awards:

NEO	Target 2015 PSU Award (No. of Shares)	2015 PSU Payout (No. of Shares)
CEO	111,406	167,110
Global Brand President, AE	44,191	66,286
Global Brand President, Aerie	44,191	66,286
COO	48,090	72,135

Additionally, in Fiscal 2015 the Compensation Committee granted a PSU award to Mr. Kessler, the vesting of which was based upon a three-year performance period ending February 3, 2018. The award was granted in recognition of Mr. Kessler’s elevated role in preparation for the retirement of the Company’s Vice Chairman and Executive Creative Director. The performance goal associated with this award was 100% based upon an Adjusted Cumulative EBIT hurdle, as defined on page 36, measured over the three-year performance period. Vesting of the award was tied to the delivery of $600M in Adjusted Cumulative EBIT, which was achieved. As such, the grant vested at 100%, and paid out in the amount of 37,135 shares.

Recognition Awards

Our business consists of two principal selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). Fall, including back-to-school and the holiday season, is critical to our annual success and typically represents over 65% of our profitability. In light of continued macro-economic uncertainty during 2017, which negatively impacted consumer spending in items such as apparel, it was apparent by the beginning of the second quarter of Fiscal 2017 that it would be difficult for the Company to achieve the Fiscal 2017 annual incentive Adjusted EBIT goal, despite the fact that the important Fall selling season was still in front of the Company. Accordingly, management created new strategies to drive performance and worked with the Compensation Committee to develop a Fiscal 2017 Fall Season Bonus Plan to incentivize all associates below the NEO level.

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COMPENSATION DISCUSSION AND ANALYSIS

The Fall Season Bonus Plan motivated performance and resulted in the payout of special recognition awards to our associates based upon the strong results that the Company experienced during the second half of Fiscal 2017. For the associates, this result was approximately 70% of their target annual incentive opportunity.

Our NEOs did not participate in the Fiscal 2017 Fall Season Bonus Plan. However, with a view toward the Company’s overall compensation philosophy and focus on pay-for-performance, the Compensation Committee approved the grant of special recognition awards in March 2018 to our then-serving NEOs. The determination to grant these awards was made in light of the following:

•	the Company’s delivery of record sales and strong results during the critical second half of Fiscal 2017. This included an acceleration of revenue growth to a 7% increase in the second half, compared to 2% in the first half, resulting in 3% growth in adjusted operating income compared to a 27% decline in adjusted operating income in the first half of Fiscal 2017. These results were achieved despite ongoing challenges in the retail industry, including high levels of promotional activity and weak mall traffic;

•	the delivery of significant value to stockholders during the second half of Fiscal 2017, as evidenced by the Company’s stock price increasing by over 60% between August 2017 and January 2018;

•	to align the recognition of our NEOs with the bonuses given to our associates, by rewarding all Company employees for a successful Fall Season; and

•	in recognition of the organizational changes that occurred during Fiscal 2017, including the elimination of Mr. Horvath’s position following his departure, which required the CEO and other NEOs to take on direct (and significant) additional responsibilities.

The recognition bonuses were granted in the following amounts, which represented 50% of each NEO’s annual target bonus opportunity:

•	CEO: $1,312,500;

•	CFO: $361,250;

•	Global Brand President – AE: $531,500;

•	Global Brand President – Aerie: $484,400; and

•	COO – $330,750.

In light of Messrs. Schottenstein’s, Madore’s, Kessler’s, and Rempell’s and Ms. Foyle’s significant responsibilities and leadership during Fiscal 2017, the Compensation Committee believes that these awards further the Company’s goal of maintaining an executive compensation program that is designed to reward, motivate and retain key executives who will continue to promote the Company’s growth and create sustained stockholder value.

Annual Award Pool for Section 162(m) Compliance

For Fiscal 2017, the Compensation Committee utilized a performance-based award pool (the “Award Pool”) to determine maximum amounts payable to NEOs who were subject to Section 162(m) of the Internal Revenue Code (the “Code”) (which, for Fiscal 2017, did not include the CFO). At the beginning of Fiscal 2017, the Compensation Committee established an annual performance goal for the Award Pool based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) achievement which determined the maximum amount payable as (i) cash awards and/or (ii) grants of time-based RSUs to the NEOs for Fiscal 2018. The following maximum award levels were established for Fiscal 2017 as a percent of EBITDA, in each case, subject to a maximum of $5 million per person:

CEO	1.35% of actual EBITDA
Global Brand President, AE	0.60% of actual EBITDA
Global Brand President, Aerie	0.60% of actual EBITDA
COO	0.35% of actual EBITDA
Former CAO	0.35% of actual EBITDA

We achieved positive Fiscal 2017 EBITDA, which funded the Award Pool for these awards. We granted recognition awards and time-based RSUs to our NEOs that were below these EBITDA caps under the Award Pool.

Although the Award Pool for Fiscal 2017 was designed to be fully deductible for federal income tax purposes under Section 162(m) of the Code, the applicable qualified performance-based tax-deductibility exception to Section 162(m) has been

40	|

COMPENSATION DISCUSSION AND ANALYSIS

repealed for tax years beginning in 2018 under the Tax Cuts and Jobs Act of 2017, such that compensation paid to our covered officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. Despite the Compensation Committee originally structuring these annual incentives for Section 162(m) covered officers in a manner that was exempt from Section 162(m) and therefore not subject to its deduction limits, because of the ambiguities as to the interpretation of the scope of the application of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation originally intended to satisfy the requirement for exemption from Section 162(m) will, in fact, be fully deductible.

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long-term incentive awards be subject to financial penalties or clawbacks in the event of misconduct. Pursuant to our incentive plans, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regard to a legal suit; or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay to the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date which is one-year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees and the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We provide relocation benefits to our officers and a security benefit to our CEO as set forth in the Summary Compensation Table.

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances; including a change in control (“CIC”) related termination. These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into change in control agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, that are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if an NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and a half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

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COMPENSATION DISCUSSION AND ANALYSIS

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•	upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the payment by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including Stock Options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments

Mr. Madore and Ms. Foyle are eligible to receive post-employment payments as a result of employment agreements that we have entered into with them. For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section. Generally, if the executive’s employment is involuntarily terminated without “cause” by the Company and not due to death or disability, in exchange for the executive’s execution and non-revocation of a general release of claims in a form provided by the Company, the executive will be entitled to a severance payment.

Additionally, in the event of termination of employment, Messrs. Schottenstein, Kessler, Rempell and Ms. Foyle who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”) may be eligible to receive a prorata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, including the following: (i) agreement not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) agreement to provide the Company with at least 30 days written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Messrs. Schottenstein and Madore and 24 months for Messrs. Kessler and Rempell and Ms. Foyle). The breach of any of the foregoing provisions may result in the executive forfeiting unvested equity awards.

A description of amounts paid to Mr. Horvath in connection with his separation during Fiscal 2017 is set forth below in the “Post-Employment Compensation” section.

Tax Matters

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s CEO, CFO and the three other most highly compensated NEOs employed at the end of the year. The $1,000,000 deduction limit does not apply to compensation that qualified as being performance-based under Section 162(m) pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified on or after such date. We believe that the Section 162(m)-related tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing people. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of the Company and its stockholders even if that compensation is ultimately not deductible for tax purposes. Moreover, even if we granted compensation that qualified as performance-based compensation for purposes of Section 162(m) prior to the repeal of the qualified performance-based compensation exception under the Tax Cuts and Jobs Act of 2017, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability and simplicity. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Committee’s decisions regarding our named executives’ compensation for Fiscal 2017 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Cary D. McMillan (Chair)

Thomas R. Ketteler

Janice E. Page

Noel J. Spiegel

2018 Proxy Statement	|	43

COMPENSATION TABLES AND RELATED INFORMATION

General

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Madore, our Executive Vice President – Chief Financial Officer;
3) Mr. Kessler, our Global Brand President – AE;
4) Ms. Foyle, our Global Brand President – Aerie;
5) Mr. Rempell, our Chief Operations Officer; and
6) Mr. Horvath, our Former Chief Global Commercial and Administrative Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein Principal Executive Officer	2017	$1,500,000	$1,312,500	$2,624,995	$875,005	—	$175,098	$6,487,598
	2016	$1,500,000	—	$3,499,993	—	$2,362,500	$147,176	$7,509,669
	2015	$1,500,000	—	$2,199,999	—	$4,371,218	—	$8,071,217
Robert L. Madore Chief Financial Officer	2017	$850,000	$361,250	$637,502	$212,501	—	$207,132	$2,268,385
	2016	$199,423	$500,000	—	—	$152,599	$40,377	$892,359
Charles F. Kessler Global Brand President, AE	2017	$850,400	$531,500	$1,875,003	$625,003	—	$9,938	$3,891,844
	2016	$842,646	—	$2,499,989	$1,499,799	$947,977	$9,396	$5,799,807
	2015	$800,000	$300,000	$1,349,983	—	$1,520,000	$9,938	$3,979,921
Jennifer M. Foyle Global Brand President, Aerie	2017	$775,040	$484,400	$1,875,003	$625,003	—	$9,938	$3,769,384
	2016	$763,495	—	$2,499,989	$1,499,799	$858,932	$10,153	$5,632,368
	2015	$692,308	$360,000	$849,986	—	$1,330,000	$9,362	$3,241,656
Michael R. Rempell Chief Operations Officer	2017	$735,000	$330,750	$750,004	$250,002	—	$9,938	$2,075,694
	2016	$729,615	—	$999,988	$1,499,950	$590,988	$10,038	$3,830,579
	2015	$700,000	—	$1,625,013	—	$993,842	$9,938	$3,328,793
Peter Z. Horvath Former Chief Global Commercial and Administrative Officer	2017	$588,462	—	$637,502	$212,501	—	$955,392	$2,393,857
	2016	$604,808	—	$3,849,995	$2,999,981	$879,750	$78,868	$8,413,402

(1)	2017 refers to the fifty-three week period ended February 3, 2018. 2016 and 2015 refer to the fifty-two week periods ended January 28, 2017 and January 30, 2016, respectively.

(2)	For Fiscal 2017, all amounts represent a recognition award paid primarily for the delivery of strong Fiscal 2017 second-half performance as described in greater detail in “Compensation Discussion and Analysis.” For Mr. Madore, the amount represents a cash sign-on bonus in Fiscal 2016. For Mr. Kessler and Ms. Foyle, the amount consists of a cash retention bonus paid in Fiscal 2015.

(3)	Amounts in this column for Fiscal 2017 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2017 Annual Report on Form 10-K. The values of the PSU awards are shown at target.

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COMPENSATION TABLES AND RELATED INFORMATION

The maximum value of PSU awards at the date of the grant was as follows:

Fiscal 2017
Jay L. Schottenstein	$4,287,499
Robert L. Madore	$850,000
Charles F. Kessler	$2,500,010
Jennifer M. Foyle	$2,500,010
Michael R. Rempell	$1,000,003
Peter Z. Horvath	$850,005

(4)	The value of the time-based stock option awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions are available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2017 Annual Report on Form 10-K.

(5)	Non-equity plan compensation represents the annual incentive bonus paid to each NEO. Mr. Schottenstein elected to receive 33% of his Fiscal 2016 annual incentive bonus in stock (consisting of 56,859 shares of AEO stock granted on March 24, 2017). This award was fully vested upon grant. The full value of Mr. Schottenstein’s Fiscal 2016 annual incentive bonus was reported in our 2016 Summary Compensation Table.

(6)	For Fiscal 2017:

For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit.

For Mr. Madore, the amount consists of $2,127 in employer contributions to the 401(k) plan, $118,792 for relocation benefits, and $33,240 in commuting costs as well as tax gross up related to commuting and relocation totaling $52,974.

For Mr. Kessler, the amount consists of $9,938 in employer contributions to the 401(k) plan.

For Ms. Foyle, the amount consists of $9,938 in employer contributions to the 401(k) plan.

For Mr. Rempell, the amount consists of $9,938 in employer contributions to the 401(k) plan.

For Mr. Horvath, the amount primarily includes $850,000 in severance, $56,362 for an earned paid time-off balance payout and $39,178 in commuting expenses as well as a related tax gross-up of $1,133.

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COMPENSATION TABLES AND RELATED INFORMATION

Grants of Plan-Based Awards – Fiscal 2017
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Data Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$656,250	$2,625,000	$5,250,000	—	—	—	—	—	—	—
	(2)	3/8/2017	—	—	—	29,986	119,945	179,918	—	—	—	$1,749,998
	(3)	6/1/2017	—	—	—	—	—	—	75,301	—	—	$874,998
	(4)	3/8/2017	—	—	—	—	—	—	—	227,937	$14.59	$875,005
Robert L. Madore	(1)	—	$180,625	$722,500	$1,445,000	—	—	—	—	—	—	—
	(2)	3/8/2017	—	—	—	7,283	29,130	43,695	—	—	—	$425,007
	(3)	6/1/2017	—	—	—	—	—	—	18,287	—	—	$212,495
	(4)	3/8/2017	—	—	—	—	—	—	—	55,356	$14.59	$212,501
Charles F. Kessler	(1)	—	$265,750	$1,063,000	$2,126,000	—	—	—	—	—	—	—
	(2)	3/8/2017	—	—	—	21,419	85,675	128,513	—	—	—	$1,249,998
	(3)	6/1/2017	—	—	—	—	—	—	53,787	—	—	$625,005
	(4)	3/8/2017	—	—	—	—	—	—	—	162,812	$14.59	$625,003
Jennifer M. Foyle	(1)	—	$242,200	$968,800	$1,937,600	—	—	—	—	—	—	—
	(2)	3/8/2017	—	—	—	21,419	85,675	128,513	—	—	—	$1,249,998
	(3)	6/1/2017	—	—	—	—	—	—	53,787	—	—	$625,005
	(4)	3/8/2017	—	—	—	—	—	—	—	162,812	$14.59	$625,003
Michael R. Rempell	(1)	—	$165,375	$661,500	$1,323,000	—	—	—	—	—	—	—
	(2)	3/8/2017	—	—	—	8,568	34,270	51,405	—	—	—	$499,999
	(3)	6/1/2017	—	—	—	—	—	—	21,515	—	—	$250,004
	(4)	3/8/2017	—	—	—	—	—	—	—	65,125	$14.59	$250,002
Peter Z. Horvath(5)	(1)	—	$244,375	$977,500	$1,955,000	—	—	—	—	—	—	—
	(2)	3/8/2017	—	—	—	7,283	29,130	43,695	—	—	—	$425,007
	(3)	6/1/2017	—	—	—	—	—	—	18,287	—	—	$212,495
	(4)	3/8/2017	—	—	—	—	—	—	—	55,356	$14.59	$212,501

(1)	Amount represents the Fiscal 2017 annual incentive cash bonus established under our 2014 Plan.

(2)	Amount represents a grant of PSUs under our 2014 Plan.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2017 Plan.

(4)	Amount represents an award of time-based stock options granted under our 2014 Plan.

(5)	Mr. Horvath forfeited his Fiscal 2017 annual incentive bonus and long-term incentive awards upon termination of his employment with us.

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COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2017 Year-End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(2)	—	—	—	—	—	167,110	$2,934,452	—	—
	(4)	—	—	—	—	—	—	—	162,579	$2,854,888
	(3)	—	—	—	—	—	46,453	$815,709	—	—
	(13)	—	—	—	—	—	—	—	124,243	$2,181,701
	(14)	—	227,937	—	$14.59	3/8/24	—	—	—	—
	(15)	—	—	—	—	—	77,311	$1,357,585	—	—
Robert L. Madore	(13)	—	—	—	—	—	—	—	30,174	$529,851
	(14)	—	55,356	—	$14.59	3/8/24	—	—	—	—
	(15)	—	—	—	—	—	18,775	$329,692	—	—
Charles F. Kessler	(2)	—	—	—	—	—	66,286	$1,163,982	—	—
	(5)	—	—	—	—	—	37,135	$652,091	—	—
	(6)	—	—	—	—	—	6,314	$110,870	—	—
	(4)	—	—	—	—	—	—	—	39,483	$693,323
	(3)	—	—	—	—	—	11,282	$198,114	—	—
	(7)	—	—	—	—	—	—	—	77,836	$1,366,807
	(8)	—	—	—	—	—	22,240	$390,534	—	—
	(9)	140,426	280,854	—	$15.72	5/23/23	—	—	—	—
	(13)	—	—	—	—	—	—	—	88,745	$1,558,357
	(14)	—	162,812	—	$14.59	3/8/24	—	—	—	—
	(15)	—	—	—	—	—	55,223	$969,714	—	—
Jennifer M. Foyle	(2)	—	—	—	—	—	66,286	$1,163,982	—	—
	(6)	—	—	—	—	—	6,314	$110,870	—	—
	(4)	—	—	—	—	—	—	—	39,483	$693,323
	(3)	—	—	—	—	—	11,282	$198,114	—	—
	(7)	—	—	—	—	—	—	—	77,836	$1,366,807
	(8)	—	—	—	—	—	22,240	$390,534	—	—
	(9)	140,426	280,854	—	$15.72	5/23/23	—	—	—	—
	(13)	—	—	—	—	—	—	—	88,745	$1,558,357
	(14)	—	162,812	—	$14.59	3/8/24	—	—	—	—
	(15)	—	—	—	—	—	55,223	$969,714	—	—
Michael R. Rempell	(2)	—	—	—	—	—	72,135	$1,266,691	—	—
	(6)	—	—	—	—	—	6,871	$120,657	—	—
	(4)	—	—	—	—	—	—	—	39,483	$693,323
	(3)	—	—	—	—	—	11,282	$198,114	—	—
	(10)	—	—	—	—	—	—	—	7,000	$122,928
	(11)	—	—	—	—	—	2,000	$35,123	—	—
	(12)	138,674	277,350	—	$15.89	6/2/23	—	—	—	—
	(13)	—	—	—	—	—	—	—	35,498	$623,343
	(14)	—	65,125	—	$14.59	3/8/24	—	—	—	—
	(15)	—	—	—	—	—	22,089	$387,889	—	—
Peter Z. Horvath	(16)	—	—	—	—	—	—	—	—	—

(1)	All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price per share for AEO common stock on February 2, 2018 (the last trading date of Fiscal 2017), $17.56, by the number of shares underlying the award.

(2)	Amount represents a grant on March 3, 2015 of PSUs under our 2014 Plan. The Compensation Committee established performance goals based on two business criteria: (1) 50% is based on Adjusted Cumulative EBIT and (2) 50% is based on ROIC by the end of Fiscal 2017. Vesting of the PSU awards ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and to 150% of the shares at maximum goal achievement. On March 14, 2018, the Compensation Committee certified a payout at 150% of target.

(3)	Amount represents a grant of time-based RSUs under our 2014 Plan with a three-year vesting period. On March 9, 2018, one-third of the RSUs plus related dividends vested. The remaining one-third will vest in accordance with its terms on the third anniversary of the grant date.

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COMPENSATION TABLES AND RELATED INFORMATION

(4)	Amount represents a grant on March 9, 2016 under our 2014 Plan. The Compensation Committee established performance goals based on Adjusted Cumulative EBIT by the end of Fiscal 2018. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and to 150% of the shares at the maximum goal achievement. Amounts presented are based on achieving performance goals at the target level.

(5)	Amount represents a grant on March 3, 2015 of individual PSUs to Mr. Kessler under our 2014 Plan. The Compensation Committee established performance goals based upon Adjusted Cumulative EBIT by the end of Fiscal 2017. On March 14, 2018, the Compensation Committee certified a payout at 100% of target.

(6)	Amount represents a grant of shares on March 3, 2015 of time-based RSUs under our 2014 Plan with a three-year vesting period. The RSUs plus related dividends fully vested on March 3, 2018.

(7)	Amount represents a grant on May 23, 2016 under our 2014 Plan. The Compensation Committee established performance goals based on Adjusted Cumulative EBIT by the end of Fiscal 2018. Vesting of the PSU award ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and to 150% of the shares at the maximum goal achievement. Amounts presented are based on achieving performance goals at the target level.

(8)	Amount represents a grant on May 23, 2016 of time-based RSUs under our 2014 Plan with a three-year vesting period. On March 23, 2017, one-third of the RSUs plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(9)	Amount represents an award of time-based stock options granted under our 2014 Plan on May 23, 2016, which are exercisable at the fair market value on the grant date and vest ratably over three years.

(10)	Amount represents a grant on June 2, 2016 under our 2014 Plan. The Compensation Committee established performance goals based on Adjusted Cumulative EBIT by the end of Fiscal 2018. Vesting of the PSU award ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and to 150% of the shares at the maximum goal achievement. Amounts presented are based on achieving performance goals at the target level.

(11)	Amount represents a grant on June 2, 2016 of time-based RSUs under our 2014 Plan with a three-year vesting period. On June 2, 2017, one- third of the RSUs plus related dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(12)	Amount represents an award of time-based stock options granted under our 2014 Plan on June 2, 2016, which are exercisable at the fair market value on the grant date and vest ratably over three years.

(13)	Amount represents a grant on March 8, 2017 under our 2014 Plan. The Compensation Committee established performance goals based on net income growth by the end of Fiscal 2019. Vesting of the PSU award ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and to 150% of the shares at the maximum goal achievement. Amounts presented are based on achieving performance goals at the target level.

(14)	Amount represents an award of time-based stock options granted under our 2014 Plan on March 8, 2017, which are exercisable at the fair market value on the grant date and vest ratably over three years.

(15)	Amount represents a grant on June 1, 2017 of time-based RSUs under our 2017 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with its terms on the first, second, and third anniversaries of the grant date.

(16)	Mr. Horvath had no outstanding equity awards due to his termination of employment with us.

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in 2017.

Option Exercises and Stock Vested – Fiscal 2017
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	154,081	$2,203,500
Robert L. Madore	—	—	—	—
Charles F. Kessler	—	—	80,457	$1,144,971
Jennifer M. Foyle	9,430	$877	108,658	$1,395,041
Michael R. Rempell	—	—	120,558	$1,760,206
Peter Z. Horvath	213,333	$168,533	5,982	$83,389

(1)	Amounts represent the number shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. For Ms. Foyle, the amount represents a stock option exercise from a 2010 award. For Mr. Horvath, the amount represents a stock option exercise from a new hire stock option award granted in May 2016, the balance of which forfeited upon separation.

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COMPENSATION TABLES AND RELATED INFORMATION

(2)	Amounts represent the number of shares and related value for Stock Awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSU’s vested. Values include the vesting of RSU awards granted in 2014, 2015, 2016 and 2017, as well as PSU awards granted in 2014.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In 2017, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except as described below, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 2, 2018, the last business day of Fiscal 2017, and a closing stock price per share of $17.56 on that date.

For each currently employed NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of February 2, 2018 (which are set forth in the “Outstanding Equity Awards at Fiscal 2017 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims. We also describe below the amounts paid to Mr. Horvath in connection with his separation from the Company during Fiscal 2017.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above entitled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

Jay L. Schottenstein

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	—	—	—	—	—
Stock Option Vesting (2)	$676,973	$676,973	$676,973	—	$676,973
RSU vesting (3)	$814,784	$814,784	$814,784	—	$1,368,738
PSU Vesting (4)	$7,971,046	$7,971,046	$7,971,046	—	$7,971,046
Total	$9,462,803	$9,462,803	$9,462,803	—	$10,016,757

(1)	In the event of a termination following a Death or Disability or Termination without Cause, assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. For Fiscal 2017, the goal in the annual incentive plan was not met and the payout was zero.

(2)	In the event of a termination following a Change in Control (i.e., double-trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested stock options. In the event of a Voluntary Retirement or Termination without Cause, given Mr. Schottenstein’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule. As of February 2, 2018, all options are unvested.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)	Amount reflects a prorated RSU vesting for Death or Disability, Voluntary Retirement or Termination without Cause and a full vesting in the event of a double-trigger Change in Control.

(4)	Amount assumes that the Compensation Committee vested the 2015 PSUs to the extent that the performance goals are met. Any remaining PSUs outstanding are assumed at target. If the performance goals are not achieved, the PSUs will be forfeited.

Robert L. Madore

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$850,000	—	$2,358,750
Bonus (2)	—	—	—	—	$722,500
Stock Option Vesting (3)	$164,407	—	—	—	$164,407
RSU Vesting (4)	$74,068	—	—	—	$329,689
PSU Vesting (5)	$529,855	—	—	—	$529,855
Health-Care Coverage (6)	—	—	$20,000	—	$20,000
Total	$768,331	—	$870,000	—	$4,125,201

(1)	Amount represents one year of base salary. In the event of a termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of a Termination following a Death or Disability or Termination without Cause, amounts assume that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. For Fiscal 2017, the goal in the annual incentive plan was not met and the payout was zero. In the event of termination following a Change in Control (i.e., double-trigger), amount represents Mr. Madore’s annual incentive bonus at target.

(3)	In the event of a Termination following a Change in Control (i.e., double-trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested stock options.

(4)	Amount reflects the vesting of the June 1, 2017 RSU award, which is prorated based on service in the event of Death or Disability. In the event of a termination following a Change in Control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)	Amount assumes that outstanding PSUs vest at target. If the performance goals are not achieved, the PSUs will be forfeited. In the event of a Voluntary Termination or Termination without Cause, the awards will forfeit. In the event of Death, Disability or Change in Control, the amount represents a target vesting for all outstanding PSUs.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive, assuming such elections were made at the maximum rate.

Charles F. Kessler

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$850,400	—	$2,870,100
Bonus (2)	—	—	—	—	$1,063,000
Stock Option Vesting (3)	$1,000,323	—	—	—	$1,000,323
RSU Vesting (4)	$545,888	—	—	—	$1,669,236
PSU Vesting (5)	$5,434,557	$2,912,854	$2,912,854	—	$5,434,557
Health-Care Coverage (6)	—	—	$20,000	—	$20,000
Total	$6,980,768	$2,912,854	$3,783,254	—	$12,057,216

(1)	Amount represents one year of base salary. In the event of a termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at target.

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COMPENSATION TABLES AND RELATED INFORMATION

(2)	In the event of a Termination following a Death or Disability or Termination without Cause, amounts assume that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. For Fiscal 2017, the goal in the annual incentive plan was not met and the payout was zero. In the event of termination following a Change in Control (i.e., double-trigger), amount represents Mr. Kessler’s annual incentive bonus at target.

(3)	In the event of a termination following a Change in Control (i.e., double-trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested stock options.

(4)	Amount reflects the vesting of the March 3, 2015, March 9, 2016, May 23, 2016, and June 1, 2017 RSU awards, which are prorated based on service in the event of Death or Disability. In the event of a Termination following a Change in Control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)	Amount assumes that the Compensation Committee vested the 2015 PSU to the extent that the performance goals are met. If the performance goals are not achieved, the PSUs will be forfeit. In the event of a Voluntary Termination or Termination without Cause, awards will be prorated based on service in the performance period and the March 3, 2015 individual PSUs will forfeit. In the event of Death, Disability or Change in Control, the amount represents a target vesting for all outstanding PSUs.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive, assuming such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$775,040	—	$2,615,760
Bonus (2)	—	—	—	—	$968,800
Stock Option Vesting (3)	$1,000,323	—	—	—	$1,000,323
RSU Vesting (4)	$545,888	—	—	—	$1,669,236
PSU Vesting (5)	$4,782,466	$2,912,854	$2,912,854	—	$4,782,466
Health-Care Coverage (6)	—	—	$20,000	—	$20,000
Total	$6,328,677	$2,912,854	$3,707,894	—	$11,056,585

(1)	Amount represents one year of base salary. In the event of a termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of a Termination following a Death or Disability or Termination without Cause, amounts assume that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. For Fiscal 2017, the goal in the annual incentive plan was not met and the payout was zero. In the event of termination following a Change in Control (i.e., double-trigger), amount represents Ms. Foyle’s annual incentive bonus at target.

(3)	In the event of a Termination following a Change in Control (i.e., double-trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested stock options.

(4)	Amount reflects the vesting of the March 3, 2015, March 9, 2016, May 23, 2016, and June 1, 2017 RSU awards, which are prorated based on service in the event of Death or Disability. In the event of a termination following a Change in Control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)	Amount assumes that the Compensation Committee vested the 2015 PSUs to the extent that the performance goals are met. If performance goals are not achieved, the PSUs will forfeit. In the event of a Voluntary Termination or Termination without Cause, awards will be prorated based on service in the performance period. In the event of Death, Disability or Change in Control, the amount represents a target vesting for all outstanding PSUs.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive assuming such elections were made at the maximum rate.

2018 Proxy Statement	|	51

COMPENSATION TABLES AND RELATED INFORMATION

Michael R. Rempell

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$735,000	—	$2,094,750
Bonus (2)	—	—	—	—	$661,500
Stock Option Vesting (3)	$656,596	—	—	—	$656,596
RSU Vesting (4)	$299,539	—	—	—	$741,770
PSU Vesting (5)	$2,706,277	$1,940,784	$1,940,784	—	$2,706,277
Health-Care Coverage (6)	—	—	$20,000	—	$20,000
Total	$3,662,412	$1,940,784	$2,695,784	—	$6,880,892

(1)	Amount represents one year of base salary. In the event of a termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of a Termination following a Death or Disability or Termination without Cause, amounts assume that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. For Fiscal 2017, the goal in the annual incentive plan was not met and the payout was zero. In the event of Termination following a Change in Control (i.e., double-trigger), amount represents Mr. Rempell’s annual incentive bonus at target.

(3)	In the event of a Termination following a Change in Control (i.e., double-trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested stock options.

(4)	Amount reflects the vesting of the March 3, 2015, March 9, 2016, June 1, 2016, and June 1, 2017 RSU awards, which is prorated based on service in the event of Death or Disability. In the event of a Termination following a Change in Control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)	Amount assumes that the Compensation Committee vested the 2015 PSUs to the extent that the performance goals are met. If the performance goals are not achieved, the PSUs will forfeit. In the event of a Voluntary Termination or Termination without Cause, annual awards will be prorated based on service in the performance period. In the event of Death, Disability or Change in Control, the amount represents a target vesting for all outstanding PSUs.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive, assuming such elections were made at the maximum rate.

Peter Z. Horvath

Mr. Horvath separated from the Company effective September 29, 2017 (the “Separation Date”). Pursuant to the terms of Mr. Horvath’s offer letter dated May 3, 2016, the Company provided him with severance payments and benefits of 12 months’ base salary, or $850,000, paid in a lump sum, and reimbursement of COBRA premiums for a period of up to 12 months following his departure, in exchange for a customary release of claims against the Company. Mr. Horvath agreed to confidentiality and protection of intellectual property covenants and, for one year following his departure from the Company, not to solicit the Company’s employees or provide services to a competitor of the Company. All unvested equity forfeited as of the Separation Date, and Mr. Horvath had 90 days from his separation to exercise outstanding vested stock options.

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multi-national apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also create a work environment that allows flexibility to ensure our teams can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The SEC requires us to disclose the annual total compensation of each of Mr. Schottenstein and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The estimated values are as follows for fiscal year 2017:

•	Mr. Schottenstein’s annual total compensation: $6,487,598

•	Our median employee’s annual total compensation: $6,100

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COMPENSATION TABLES AND RELATED INFORMATION

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,064:1

•	This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

Methodology

SEC rules allow us to select methodologies for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, and compensation plans, policies and procedures. The methodologies used were developed in consultation with Willis Towers Watson and are as follows:

•	We excluded employees who were not actively earning wages from us on January 31, 2018, the determination date (which date is within the last three months of our last completed fiscal year). On January 31, 2018, our global employee population was approximately 40,700, but only 31,400 of those employees were actively earning wages from us on that date (i.e., received wages in the payroll period including January 31, 2018). Given our number of part-time and seasonal employees, we believe this methodology was reasonable for purposes of identifying the median employee.

•	For the compensation measure, we used annual “gross compensation” as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, “gross compensation” is taxable wages for Fiscal 2017. We also annualized the compensation of permanent employees employed with us on January 31, 2018 but for less than the full fiscal year.

•	Consistent with SEC requirements, to identify the median employee, we used statistical sampling, whereby a group of employees was identified who were paid within a +/- 5% range of the estimated median of gross compensation. Next, actual total compensation (calculated in the same manner as the CEO’s compensation in the Summary Compensation Table) was calculated for approximately 1% of the employees with pay closest to the median of this narrowly-defined group. Finally, one median employee was identified with pay representative of the narrowly defined group.

Using the methodology described above, the median employee is a part-time retail associate located in a store in the United States. The median employee works an average of less than 15 hours per week and is able to take advantage of scheduling flexibility.

The pay ratio reported above is calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly, except as described above, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates to identify our median employee or to determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Schottenstein.

Equity Compensation Plan Information

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	2,190,041	$14.59	9,486,872
Equity compensation plan not approved by stockholders (2)	N/A	N/A	5,222,575
Total	2,190,041	$14.59	14,709,447

(1)	Equity compensation plans approved by stockholders include the 2017 and the 2014 Plans.

(2)	Equity compensation plan not approved by stockholders includes the Employee Stock Purchase Plan which was instituted prior to the NYSE listing requirement for stockholder approval of such plans and related to the open market purchase of Company stock by our employees through payroll deductions with a Company match of 15% on contributions up to $100 per payroll period as elected by such participating employees and pursuant to the terms of such plan.

2018 Proxy Statement	|	53

OWNERSHIP OF OUR SHARES

The following table shows, as of March 21, 2018, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total	Percent(3)
5% Beneficial Owners
BlackRock, Inc.(4)	18,008,256	—	18,008,256	10.2%
The Vanguard Group(5)	13,981,923	—	13,981,923	7.9%
Jay L. Schottenstein(6)	9,740,175	75,979	9,816,154	5.6%
Directors and Executive Officers(7)
Sujatha Chandrasekaran	276	—	276	*
Jennifer M. Foyle	71,791	194,696	266,487	*
Peter Z. Horvath(8)	3,310	213,333	216,643	*
Charles F. Kessler	120,079	194,696	314,775	*
Thomas R. Ketteler	34,014	32,700	66,714	*
Robert L. Madore	—	18,452	18,452	*
Cary D. McMillan	16,993	95,609	112,602	*
Janice E. Page	82,779	3,004	85,783	*
Michael R. Rempell	181,842	160,383	342,225	*
David M. Sable	30,977	17,531	48,508	*
Noel J. Spiegel	20,000	69,081	89,081	*
All current directors and current executive officers as a group (12 persons in group)	10,308,308	862,131	11,170,439	6.3%
*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of March 21, 2018 and (b) total deferred share units as well as the respective dividend equivalents.

(3)	Percent is based upon the 176,055,121 shares outstanding at March 21, 2018 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of March 21, 2018, share units and dividend equivalents, if applicable.

(4)	In a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 18,008,256 shares. BlackRock, Inc. has sole voting power with respect to 17,600,462 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 18,008,256 shares, and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)	In a Schedule 13G/A filed with the SEC on February 12, 2018, The Vanguard Group reported beneficial ownership of an aggregate amount of 13,981,923 shares. The Vanguard Group has sole voting power with respect to 179,767 shares, shared voting power with respect to 22,322 shares, sole dispositive power with respect to 13,792,976 shares, and shared dispositive power with respect to 188,947 shares. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(6)

For Mr. Schottenstein, the 9,816,154 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 1,225,112 shares; (2) shared power to vote and dispose for a trust that owns 245,406 shares; (3) sole power to vote 75,979 shares for options exercisable within 60 days of March 21, 2018; (4) 3,698,817 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (5) 3,250,698 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein

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OWNERSHIP OF OUR SHARES

SEI, LLC and serves as Chairman of SEI, Inc., its sole member; and (6) sole power to vote 1,313,842 shares held by family members pursuant to the terms of a share exchange agreement that are included under his name in the table. Excluded from the table are an aggregate of 6,019,499 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 15,835,653 shares or 9.0% of the Company’s common stock as of March 21, 2018.

(7)	The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

(8)	Mr. Horvath, former Chief Global Commercial and Administrative Officer, left the Company effective September 29, 2017. Shares of common stock were calculated based on the Company’s stock records as of September 29, 2017. No further ownership information was available to the Company after Mr. Horvath ceased to be a Section 16 reporting person.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. The CEO and NEOs are in compliance with their requirement, with the exception of Ms. Foyle and Mr. Madore, who is newly hired. Both Ms. Foyle and Mr. Madore are on track to meet the requirement within a reasonable timeline and are subject to trading restrictions until the requirement has been met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on our review of the copies of the Section 16(a) forms received by us, we believe that during Fiscal 2017, with the exception of Scott M. Hurd, our prior Senior Vice President and Chief Accounting Officer, James H. Keefer, our current Vice President – Controller and Chief Accounting Officer and Charles F. Kessler, our current Global Brand President-AE, inadvertently filing one late Form 4, an Amended Form 4 and one late Form 4, respectively, with Messrs. Hurd and Keefer each reporting one transaction and Mr. Kessler reporting two transactions, all reporting persons complied with the applicable filing requirements. In addition, all reports in Fiscal 2018 have been filed on a timely basis as of April 25, 2018.

2018 Proxy Statement	|	55

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board for use at the Annual Meeting of Stockholders to be held on June 6, 2018, at 11:00 a.m., local time, at Langham Place, New York, located at 400 Fifth Avenue, New York, New York and at any adjournments or postponements thereof. It is being made available to the stockholders on April 25, 2018.

Who is entitled to vote?

Stockholders of record at the close of business on April 11, 2018, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 176,182,848 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class II director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2017 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On April 25, 2018, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

56	|

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 176,182,848 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors or advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 3, your shares will not be counted for those proposals. Therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware. As a result, the Delaware General Corporation Law (the “DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders. The following discussion outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established:

Item 1. Directors will be elected by a majority of the votes cast in respect to that director’s election.

Item 2. Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter.

Item 3. The advisory approval on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of common stock present at the meeting, in person or proxy, and entitled to vote on the matter is required for approval.

For purposes of determining the number of shares of common stock voting on a matter (other than for Item 1, for which abstentions will have no impact), abstentions are counted and will have the effect of a negative vote. Broker non-votes will have no impact on the vote for any item to be presented at the Annual Meeting.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

2018 Proxy Statement	|	57

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR THE 2019 ANNUAL MEETING

Can I nominate someone for election to the Board?

Yes, for election at the 2019 Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 8, 2019 and no later than April 7, 2019, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•	Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203;

•	To be timely, a stockholder’s notice generally must be delivered not earlier than the close of business on the 90th day, and not later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2019 Annual Meeting, no earlier than March 8, 2019 and no later than April 7, 2019).

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act of 1934; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2019 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 26, 2018 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 26, 2018 at our principal executive offices as specified herein. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2019 Annual Meeting will be considered untimely under our Bylaws if notice thereof is received before March 8, 2019 or after April 7, 2019. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

58	|

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2017, as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings – SEC Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

2018 Proxy Statement	|	59

APPENDIX A

Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

AMERICAN EAGLE OUTFITTERS, INC.

ADJUSTED EPS

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	Q4 2016	Q4 2017
	Diluted income per common share	Diluted income per common share
GAAP Basis	$0.30	$0.52
Add: Restructuring Charges (1):	0.07	—
Add: Tax (2)	0.02	—
Less: U.S. Tax Reform Impact (3):	—	(0.08)
Non-GAAP Basis	$0.39	$0.44

(1)	$21.2 million of pre-tax asset impairment and restructuring charges relating to our wholly owned businesses in the United Kingdom and Asia

(2)	GAAP tax rate included impact of valuation allowances on asset impairment and restructuring charges. Excluding the impact of those items resulted in a 35.6% tax rate for the year

(3)	$14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in Fiscal 2017

•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on un-repatriated earnings of foreign subsidiaries

•	The acceleration of certain deductions into Fiscal 2017

2018 Proxy Statement	|	A-1

APPENDIX A

AMERICAN EAGLE OUTFITTERS, INC.

ADJUSTED OPERATING INCOME

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	Spring 2016	Fall 2016	Spring 2017	Fall 2017
	Operating income	Operating income	Operating income	Operating income
GAAP Basis	$127,335	$204,142	$75,852	$226,936
Add: Restructuring Charges (1):	—	21,166	16,863	5,418
Non-GAAP Basis	$127,335	$225,308	$92,715	$232,354

(1)	•	$21.2 million of pre-tax asset impairment and restructuring charges relating to our wholly owned businesses in the United Kingdom and Asia

•	$16.9 million pre-tax restructuring charges for United Kingdom, Hong Kong, and China Inventory ($1.7M) and lease buyouts, severance and related charges ($15.2M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions

•	$5.4 million pre-tax restructuring related charges consisting of: Corporate severance and related charges of ($4.1M) and corporate lease buyout charges of ($1.3M)

A-2	|

APPENDIX A

AMERICAN EAGLE OUTFITTERS, INC.

ADJUSTED OPERATING INCOME

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	Operating Income
	2016			2017
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	NON-GAAP	2017 vs 2016 Non-GAAP % Change
Q1	$58,676	—	$58,676	$36,949	5,448	$42,397	-28%
Q2	$68,659	—	$68,659	$38,903	11,415	$50,318	-27%
Q3	$118,268	—	$118,268	$110,923	3,695	$114,618	-3%
Q4	$85,874	21,166	$107,040	$116,013	1,723	$117,736	10%
	$331,477	21,166	$352,643	$302,788	22,281	$325,069

(1)	•	For Fiscal 2016 $21.2 million of pre-tax asset impairment and restructuring charges relating to our wholly owned businesses in the United Kingdom and Asia

•	For Fiscal 2017 $22.3 million pre-tax restructuring charges for our wholly owned businesses in the United Kingdom, Hong Kong, and China, which includes $1.7 million of inventory charges included as a reduction of gross margin in Q2.

2018 Proxy Statement	|	A-3

APPENDIX A

AMERICAN EAGLE OUTFITTERS, INC.

FREE CASH FLOW

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	2015	2016	2017
Net cash provided by operating activities from continuing operations	$341,918	$365,596	$394,426
Capital Expenditures	(153,256)	(161,494)	(169,469)
Acquisitions and purchase of long-lived assets in business combination	(10,442)	—	—
Proceeds from sale of assets	12,579	—	—
Acquisition of Intangible Assets	(2,382)	(1,528)	(2,681)
	(153,501)	(163,022)	(172,150)

Free Cash Flow	$188,417	$202,574	$222,276

A-4	|

CORPORATE & STOCK INFORMATION

Website

Stock Data

SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

Investor Inquiries

Transfer Agent

COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

Independent Auditors

ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

Corporate Headquarters

BOARD OF DIRECTORS

Jay L. Schottenstein

EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

Sujatha Chandrasekaran

DIRECTOR

Thomas R. Ketteler

DIRECTOR

Cary D. McMillan

DIRECTOR

Janice E. Page

DIRECTOR

David M. Sable

DIRECTOR

Noel J. Spiegel

DIRECTOR

C O R P O R AT E & S TO C K I N F O R M AT I O N Website Transfer Agent INFORMATION REGARDING AMERICAN EAGLE COMPUTERSHARE TRUST COMPANY, N.A. OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON PO BOX 43078 OUR WEBSITES: WWW.AE.COM AND WWW.AERIE.COM PROVIDENCE, RI 02940 1-877-581-5548 Stock Data Independent Auditors SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON ERNST & YOUNG LLP STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE 2100 ONE PPG PLACE UNDER THE SYMBOL “AEO” PITTSBURGH, PA 15222 Investor Inquiries Corporate Headquarters IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN AMERICAN EAGLE OUTFITTERS, INC. EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, 77 HOT METAL STREET PLEASE VISIT OUR INVESTOR RELATIONS WEBSITE LOCATED PITTSBURGH, PA 15203 AT WWW.INVESTORS.AE.COM 412-432-3300 BO A R D O F D I R E C TO R S Jay L. Schottenstein EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER Sujatha Chandrasekaran DIRECTOR Thomas R. Ketteler DIRECTOR Cary D. McMillan DIRECTOR Janice E. Page DIRECTOR David M. Sable DIRECTOR Noel J. Spiegel DIRECTOR

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Proxy statement
2018

We are #AerieREAL Girl power. Body positivity. No retouching. Proxy statement 2018

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Robert L. Madore, Stacy B. Siegal, and Jennifer B. Stoecklein, and each of them, with the power to act without the other and with the power of substitution, as attorneys-in-fact and proxies, and hereby authorizes each of them to represent and vote, as provided on the other side of this card, all the shares of common stock of American Eagle Outfitters, Inc. that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at Langham Place, New York, located at 400 Fifth Avenue, New York, New York on Wednesday, June 6, 2018 at 11:00 a.m., local time, and at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors

of American Eagle Outfitters, Inc.

(Continued, and to be dated and signed, on the other side)

▲      PLEASE DETACH PROXY CARD HERE      ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held June 6, 2018. The Proxy Statement and our Fiscal 2017 Annual Report are available at:

http://viewproxy.com/ae/2018/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

		FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.
	01 Janice E. Page	☐	☐	☐
	02 David M. Sable	☐	☐	☐
	03 Noel J. Spiegel	☐	☐	☐

CONTROL NUMBER

		FOR	AGAINST	ABSTAIN
2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019.	☐	☐	☐
3.	Proposal Three. Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

Please sign and date this Proxy below

and return in the enclosed envelope.

I plan on attending the meeting  ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	, 2018

(Signature)

(Signature of joint owner)

▲      PLEASE DETACH PROXY CARD HERE      ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/AEO	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616	MAIL Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.